As filed with the Securities and Exchange Commission on March 30, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SANOFI

(Exact name of Registrant as specified in its charter)

Republic of France	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

46, avenue de la Grande Armée, 75017 Paris, France

(Address of Registrant’s principal executive offices)

ACTION 2023 SHAREHOLDING PLAN

(Full title of the plan)

Debora C. Pellicano

Vice President and Chief Financial Officer

Sanofi U.S. Services Inc.

55 Corporate Drive

Bridgewater, New Jersey 08807

Tel. No. +1 (908) 981-5000

(Name, address and telephone number of agent for service)

Copies to:

John J. Cannon III, Esq.

Shearman & Sterling LLP

599 Lexington Ave.

New York, NY 10022

(212) 848-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “small reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b)(1).

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

This Registration Statement on Form S-8 hereby incorporates by reference the contents of the following reports of the Registrant filed with, or furnished to, the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment indicating that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such document incorporated by reference. Statements contained in the foregoing documents incorporated by reference shall be deemed to be modified or superseded hereby to the extent that statements contained in the Prospectus, or in any subsequently filed documents that are amendments hereto or that are incorporated herein by reference, shall modify or replace such statements:

(a)	The Registrant’s Annual Report on Form 20-F for the year ended December 31, 2022, as filed with the Commission on February 24, 2023 (Commission File No. 001-31368) (the “Form 20-F”);

(b)

The Reports on Form 6-K furnished by the Registrant to the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act on March 6, 2023, March 13, 2023 and March 23, 2023 (Commission file No. 001-31368).

(c)	The description of securities registered under Section 12 of the Exchange Act included as Exhibit 2.2 to the Form 20-F.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Alexandra Roger, Head of Securities Law and Capital Markets at the Registrant, has given her opinion about certain legal matters affecting the securities registered under this Registration Statement. Ms. Roger owns, or may have the right to acquire, the Registrant’s Ordinary Shares and/or American Depository Shares.

Item 6. Indemnification of Directors and Officers.

The French Commercial Code prohibits provisions of corporate articles of associations that limit the liability of directors. However, if a director is sued by a third party and ultimately prevails in the litigation on all counts but is nevertheless required to bear attorneys’ fees and costs, the director may be reimbursed for those fees and costs pursuant to an indemnification arrangement.

Under French law a company may purchase directors and officers insurance for all or part of the members of its management. A French corporation is responsible to third parties for the consequences of the decisions of its board of directors. However, if those decisions qualify as mismanagement, the relevant member of the board of directors may have to fully or partly indemnify the company. Sanofi has purchased insurance for all of its directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant further undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description of Document

4.1	Articles of association (statuts) of Sanofi (incorporated by reference to Exhibit 1.1 to the Form 20-F).

4.2	Deposit Agreement (including the form of depositary receipt) between the Registrant and JPMorgan Chase Bank, N.A., as depositary (incorporated by reference to Exhibit A to the Registration Statement on Form F-6 (Registration No. 333-192032) relating to American Depositary Shares, filed with the Commission on October 31, 2013 and made effective on the same date, as amended by Post-Effective Amendment No. 1 thereto filed with the Commission on February 13, 2015 and further amended by Post-Effective Amendment No. 2 thereto filed with the Commission on August 4, 2020).

4.3	Rules of the Sanofi-Aventis Group Savings Plan, of which the Action 2023 Shareholding Plan forms a part (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-8 (Registration No. 333-129554) filed with the Commission on November 8, 2005).

5.1*	Opinion of Alexandra Roger regarding the validity of the Registrant’s ordinary shares being registered.

23.1*	Consent of PricewaterhouseCoopers Audit.

23.2*	Consent of Ernst & Young et Autres

23.3*	Consent of Alexandra Roger (included in Exhibit 5 above).

24*	Power of Attorney (included on the signature page).

107*	Filing fee table.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, Sanofi certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paris, France on March 30, 2023.

SANOFI

By:	/s/ Paul Hudson
Name:	Paul Hudson
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul Hudson, Jean-Baptiste Chasseloup de Chatillon and Roy Papatheodorou and each of them severally, his true and lawful attorney or attorneys, with power of substitution and resubstitution to sign in his name, place and stead in any and all such capacities, the registration statement on Form S-8 (the “Registration Statement”) to be filed by Sanofi (the “Registrant”) with the United States Securities and Exchange Commission (the “Commission”) in connection with the Action 2023 Shareholding Plan, and any and all amendments thereto (including post-effective amendments) and any documents in connection therewith, and any registration statement filed by the Registrant pursuant to Rule 462(b) under the Securities Act of 1933, as amended, which relates to the Registration Statement, and to file any of the same with the Commission. Each of said attorneys shall have power to act with or without the others, and shall have full power and authority to do and perform, in the name and on behalf of each such officer and director of the Registrant who shall have executed this Power of Attorney, every act whatsoever which such attorneys, or any one of them, may deem necessary or desirable to be done in connection therewith as fully and to all intents and purposes as such officer or director of the Registrant might or could do in person.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the indicated capacities effective as of March 30, 2023.

Signatures	Title
/s/ Serge Weinberg Serge Weinberg	Chairman of the Board of Directors

/s/ Paul Hudson Paul Hudson	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Jean-Baptiste Chasseloup de Chatillon Jean-Baptiste Chasseloup de Chatillon	Executive Vice President, Chief Financial Officer (Principal Financial Officer)

/s/ Hervé Cardelli Hervé Cardelli	Head of Consolidation and Statutory Reporting (Principal Accounting Officer)

/s/ Patrick Kron Patrick Kron	Director

/s/ Fabienne Lecorvaisier Fabienne Lecorvaisier	Director

/s/ Rachel Duan Rachel Duan	Director

/s/ Christophe Babule Christophe Babule	Director

Carole Ferrand	Director

/s/ Diane Souza Diane Souza	Director

/s/ Thomas Südhof Thomas Südhof	Director

/s/ Emile Voest Emile Voest	Director

/s/ Antoine Yver Antoine Yver	Director

/s/ Gilles Schnepp Gilles Schnepp	Director

/s/ Lise Kingo Lise Kingo	Director

/s/ Barbara Lavernos Barbara Lavernos	Director

/s/ Wolfgang Laux	Director
Wolfgang Laux

/s/ Ceng-Yann Tran	Director
Ceng-Yann Tran

/s/ Debora C. Pellicano Debora C. Pellicano	Authorized Representative in the United States